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Exhibit 23.1
                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-_______) pertaining to the Louis Dreyfus Natural Gas Corp. Stock Option Plan and in the related Prospectus (not included herein) of our report dated January 31, 1997, except for the second paragraph of Note 13, as to which the date is March 10, 1997, with respect to the consolidated financial statements and schedule of Louis Dreyfus Natural Gas Corp. included in the Annual Report on Form 10-K, as amended, of Louis Dreyfus Natural Gas Corp. for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the related Prospectus (not included herein).


                                         ERNST & YOUNG LLP

Oklahoma City, Oklahoma
June 20, 1997